Exhibit 99.1

Company Contact:	Investor Contact:
Bradley E. Larson	Neil Berkman Associates
Chief Executive Officer	(310) 826-5051
www.readymixinc.com	info@BerkmanAssociates.com

FOR IMMEDIATE RELEASE
Ready Mix, Inc. Reports First Quarter Results
     LAS VEGAS, NEVADA, May 8, 2008 . . . READY MIX, INC. (RMI) (AMEX:RMX) today announced financial results for the first quarter of 2008.
     “Ready Mix, Inc.’s first quarter operating results were driven by continued weakness in residential construction in our primary Phoenix and Las Vegas metropolitan market, and the resulting pressure on average unit sales price as competitors vie for a smaller volume of work. While non-residential activity has held up reasonably well through this period, the housing market is expected to remain at a low ebb. We have maintained our discipline in managing costs and intensified our sales and marketing efforts to win new business wherever possible,” said Chief Executive Officer Bradley Larson.
First Quarter Results
     For the three months ended March 31, 2008, revenue decreased 22.5% to $15.8 million from $20.4 million for the first quarter of 2007. Cubic yards of concrete sold decreased 17.5% for this year’s first quarter compared to the same period of 2007, while average unit sales price decreased 5.2%.
     Gross profit decreased to negative $0.003 million, or 0% of revenue, compared to gross profit of $2.1 million, or 10.3% of revenue, a year earlier.
     The net loss for the first quarter of 2008 was $0.7 million, or $0.17 per diluted share. This compares to net income for the first quarter of 2007 of $0.7 million, or $0.18 per diluted share.
Balance Sheet Highlights
     At March 31, 2008, Ready Mix, Inc. reported working capital of approximately $11.5 million, including cash and cash equivalents of $7.0 million, a current ratio of approximately 2.6, and total stockholders’ equity of $28.6 million, or approximately $7.52 per outstanding share. At December 31, 2007, Ready Mix, Inc. working capital was approximately $11.8 million, including cash and cash equivalents of $9.2 million, the current ratio was approximately 2.5, and total stockholders’ equity was $29.2 million, or approximately $7.67 per outstanding share.
(more)
3430 East Flamingo • Suite 100 • Las Vegas, Nevada 89121-5018 • (702) 433-2090 • Fax (702) 433 0189

Ready Mix, Inc. Reports First Quarter Results
May 8, 2008
Page Two
Conference Call
     Ready Mix, Inc. has scheduled a conference call today at 10:00 a.m. EDT. To participate in the call, dial (212) 231-2903 and ask for the Ready Mix conference call, reservation #21381410. A simultaneous webcast of the conference call may be accessed online at the Investor Information link of www.readymixinc.com. A replay will be available after 12:00 p.m. EDT at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21381410 after 12:00 p.m. EDT.
About Ready Mix, Inc.
     Ready Mix, Inc. (RMI) has provided ready-mix concrete products to the construction industry since 1997. RMI currently operates three ready-mix concrete plants in the metropolitan Phoenix, Arizona area, three plants in the metropolitan Las Vegas, Nevada area, and one plant in Moapa, Nevada. The Company also operates two sand and gravel crushing and screening facilities near Las Vegas, Nevada, which provide raw materials for its Las Vegas and Moapa concrete plants.
Forward-Looking Statements
     The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; acquisition and location development risks; potential environmental and other liabilities; and other factors affecting the construction industry generally. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2007, and other subsequent filings by the Company with the Securities and Exchange Commission.
(tables attached)

READY MIX, INC.
STATEMENT OF OPERATIONS
(Unaudited)

	Three months ended
	March 31,
	2008	2007
Revenue:
Revenue	$15,690,411	$19,710,557
Revenue - related parties	96,111	651,885

Total revenue	15,786,522	20,362,442

Cost of revenue	15,789,207	18,261,428

Gross profit (loss)	(2,685)	2,101,014

General and administrative expenses	1,031,850	1,161,996

Income (loss) from operations	(1,034,535)	939,018

Other income (expense):
Interest income	71,338	88,447
Interest expense	(27,520)	(42,118)
Other income (expense)	(26,595)	95,810

	17,223	142,139

Income (loss) before income taxes	(1,017,312)	1,081,157

Income tax benefit (expense)	366,232	(382,671)

Net income (loss)	$(651,080)	$698,486

Net income (loss) per common share
Basic	$(0.17)	$0.18

Diluted	$(0.17)	$0.18

Weighted average common shares outstanding
Basic	3,809,500	3,807,500

Diluted	3,809,500	3,818,693

READY MIX, INC.
CONDENSED BALANCE SHEETS

	March 31,
	2008	December 31,
	(Unaudited)	2007
Assets:
Current assets:
Cash and cash equivalents	$6,953,190	$9,157,868
Accounts receivable, net	8,952,383	7,892,523
Inventory	1,278,941	1,151,926
Prepaid expenses	989,504	1,156,086
Due from affiliate	—	37,859
Income tax receivable	366,601	—
Deferred tax asset	380,599	359,396

Total current assets	18,921,218	19,755,658

Property and equipment, net	26,089,380	26,347,234
Refundable deposits	318,388	176,188

Total assets	$45,328,986	$46,279,080

Liabilities and stockholders’ equity:

Current liabilities:
Accounts payable	$3,444,450	$3,888,856
Accrued liabilities	1,644,785	2,023,403
Notes payable	2,226,273	2,019,192
Obligations under capital leases	—	4,634
Due to affiliate	65,474	—
Income tax payable	—	11,738

Total current liabilities	7,380,982	7,947,823

Notes payable, less current portion	8,010,380	7,821,295
Obligations under capital leases, less current portion	—	—
Deferred tax liability	1,290,823	1,290,823

Total liabilities	16,682,185	17,059,941

Commitments and contingencies

Stockholders’ equity:
Preferred stock — $.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock — .001 par value; 15,000,000 shares authorized, 3,809,500 issued and outstanding	3,810	3,810
Additional paid-in capital	18,269,713	18,190,971
Retained earnings	10,373,278	11,024,358

Total stockholders’ equity	28,646,801	29,219,139

Total liabilities and stockholders’ equity	$45,328,986	$46,279,080